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                             CONTRACT SPECIFICATIONS

Contract Number:                     [XX-0123456]

Annuitant:                           [Abraham Lincoln]

Age at Issue:                        [35]

Contract Date:                       [May 1, 2001]

Initial Purchase Payment:            [$150,000]

Maturity Date:                       [May 1, 2056]

Owner(s):                            [Abraham Lincoln]
                                     [Mary Lincoln]

Beneficiary Designation:             [Refer to the Client Information Profile]

Death Benefit on Contract Date:      [Enhanced Guaranteed Minimum Death Benefit]

PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS:

        Minimum Subsequent Purchase Payment Transmitted Electronically: $25

        Minimum Subsequent Purchase Payment Transmitted Other Than
        Electronically: $100

        Minimum Allocation to Any One Variable Subaccount: $20

        Minimum Allocation To The DCA Fixed Account: $2,000

ACCOUNT FEE:

        The Account Fee is $30 per Contract Year. The Account Fee will be deducted on the first Valuation Date following the last day of each Contract Year. If the Contract is surrendered prior to the last day of a Contract Year, the full Account Fee will be deducted upon the surrender. The Account Fee will be deducted from each Variable Subaccount and the DCA Fixed Account on a pro-rata basis. The Account Fee will be waived for any Contract Year in which the Contract Value equals or exceeds $50,000.00 as of the Valuation Date on which the Account Fee would otherwise be deducted. The Account Fee will be waived after 15 Contract Years. The Account Fee will also be waived on and after the Annuity Commencement Date.

VARIABLE ACCOUNT:

        The Variable Account for this Contract is the "Lincoln New York Separate Account H for Variable Annuities". There are currently 13 Variable Subaccounts in the Variable Account available to the Owner. The Owner may direct Net Purchase Payments under the Contract to any of the available Variable Subaccounts, subject to limitations. The amounts allocated to each Variable Subaccount will be invested in net asset value in the shares of one of the Funds. The Variable Subaccounts are:

        Global Discovery Fund
        Global Growth Fund
        Global Small Capitalization Fund
        Growth Fund
        International Fund
        New World Fund
        Blue-Chip Income and Growth Fund
        Growth-Income Fund

Form CDNYAL3N 6/05                     3.1

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        Asset Allocation Fund
        Bond Fund
        High-Income Bond Fund
        U.S. Govt./AAA-Rated Securities Fund
        Cash Management Fund

        See Section 4.01 for provisions governing any limitations, substitution or elimination of Funds.

DCA FIXED ACCOUNT:

                Minimum Guaranteed Interest Rate: 1.50% for all years

                INITIAL GUARANTEED PERIOD / INTEREST RATE:

VARIABLE ACCOUNT REQUIREMENTS:

        We assess a daily charge equal on an annual basis to the percentages shown of the average daily net asset value of each Variable Subaccount. The daily charge will not exceed the percentages shown. If on the Contract Date, one of the below listed Death Benefit Option(s) has been selected, the Mortality and Expense Risk and Administrative Charge will be as indicated for the Death Benefit Option selected.

                Death Benefit Option(s):                                Charges:
                - Contract Value Death Benefit                            1.50%
                - Guarantee of Principal Death Benefit                    1.55%
                - Enhanced Guaranteed Minimum Death Benefit               1.80%

        After the Contract Date, the Owner (or a spouse who continues the Contract as the Owner) may change at any time to a Death Benefit Option with a lower charge than the Death Benefit Option in effect, but may never change to a Death Benefit Option with a higher charge (see the Death Benefit Option charges above). If the Death Benefit Option is changed after the Contract Date, the change will be effective as of the Valuation Date the Notice to change the Death Benefit option is received.

        MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE: 1.40%

        The daily charge will not exceed the percentage shown.

BONUS CREDIT:

        For purposes of determining the Bonus Credit associated with a Purchase Payment to this Contract, the following table will be used:

                    Owner's Investment                            Bonus Credit %
                    ------------------                            --------------
                    Less than $100,000                                 3.0%
                    $100,000 or greater but less than $1,000,000       4.0%
                    $1,000,000 or greater                              5.0%

        The Owner's Investment at the time of a Purchase Payment is equal to the sum of:

                a.  All prior Purchase Payments made to this Contract; plus

                b.  The current Purchase Payment made to this Contract; minus

                c. All prior withdrawals of Purchase Payments from this Contract.

Form CDNYAL3N 6/05                     3.2

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PERSISTENCY CREDIT:

        The amount of the Persistency Credit is calculated by multiplying the Contract Value, less any Purchase Payments that have not been invested in this Contract for a minimum of 14 years, by the quarterly Persistency Credit percentage of 0.0625%. The amount of any Persistency Credit will never be less than zero.

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

        Transfers cannot be made during the first 30 days.

        LNY reserves the right to require a 30 day minimum time period between each transfer.

        Maximum Number of Transfers: 12 per Contract Year, excluding automatic DCA transfers. There will be no fee imposed for these twelve (12) transfers. Transfers in excess of 12 per Contract Year must be authorized by LNY. LNY reserves the right to impose a fee for any transfer in excess of 12 per Contract Year. This fee will not exceed $25.

        Variable Account:

                Minimum Single Transfer Amount From a Variable Subaccount: The lesser of 1) $300; or 2) the remaining amount in the Variable Subaccount. Transfers to the DCA Fixed Account are not allowed.

                Minimum Transfer Amount To a Variable Subaccount: $300

        DCA Fixed Account:

                Minimum Single Transfer Amount From The DCA Fixed Account: The lesser of 1) $300; or 2) the remaining amount in the DCA Fixed Account. This restriction does not apply to automatic DCA transfers.

WITHDRAWAL AND SURRENDER REQUIREMENTS:

        Minimum Partial Withdrawal Amount: $300

        Contingent Deferred Sales Charge (CDSC): Withdrawals and/or Surrenders will be subject to the CDSC. The CDSC is calculated separately for each Purchase Payment to which a charge applies. However the Owner may withdraw up to the Free Withdrawal Amount during a Contract Year without incurring a CDSC. The remaining value will be subject to the CDSC.

        CDSC applies as follows:

                Number of Contract Anniversaries     CDSC as a percentage of the
                  Since a Purchase Payment was         surrendered or withdrawn
                            Invested                       Purchase Payment
                --------------------------------     ---------------------------
                             None                                8.5%
                            At Least 1                           8.5%

Form CDNYAL3N 6/05                     3.3

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                            At Least 2                           8.0%
                            At Least 3                           7.0%
                            At Least 4                           6.0%
                            At Least 5                           5.0%
                            At Least 6                           4.0%
                            At Least 7                           3.0%
                            At Least 8                           2.0%
                            At Least 9+                          0.0%

        Waiver Of Contingent Deferred Sales Charge CDSC: The withdrawal of a portion of the Contract Value or the surrender of this Contract, prior to the Annuity Commencement Date may be subject to a CDSC, except that such charges do not apply to the following:

                a.  Each withdrawal of the Free Withdrawal Amount.

                b. A surrender or withdrawal of any Purchase Payment received more than 12 months prior to the onset of the "permanent and total disability" of the Owner. "Permanent and total disability" is disability that prevents the Owner from engaging in any occupation for remuneration or profit and which has existed continuously for a period of 12 months and begins prior to the 65th birthday of the disabled Owner, provided that written proof of total disability is sent to LNY at its Servicing Office.

                c. A surrender or withdrawal of any Purchase Payment received more than 12 months prior to the diagnosis of a terminal illness of the Owner. Diagnosis of the terminal illness must be subsequent to the Contract Date and result in a life expectancy of less than 12 months, as determined by a qualified professional medical practitioner.

                d. A surrender or withdrawal of any Purchase Payment received more than 12 months prior to the admittance of the Owner into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date and continue for 90 consecutive days prior to the surrender or withdrawal.

                e. A surrender or withdrawal as a result of the death of the Owner or Annuitant.

                f.  The annuitization of the Contract.

        If a non-natural person is the Owner of the Contract, the Annuitant or Joint Annuitant will be considered the Owner of the Contract for purposes of this provision.

        Free Withdrawal Amount: The Free Withdrawal Amount is the greater of:

                a. 10% of the Contract Value, where the percentages are based upon the Contract Value at the time of the current withdrawal, to the extent that the sum of the percentages of the Contract Value withdrawn does not exceed this 10% maximum; or

                b. 10% of the total Purchase Payments (excluding any corresponding Bonus Credits), where the percentages are based upon the total Purchase Payments to the Contract at the time of the current withdrawal, to the extent that the sum of the percentages of the Purchase Payments withdrawn does not exceed 10% maximum.

        The Free Withdrawal Amount does not apply to a surrender of this Contract.

        For purposes of calculating the CDSC on withdrawals, LNY assumes that:

                a. The Free Withdrawal Amount will be withdrawn from Purchase Payments on a "first in-first out" (FIFO) basis.

                b. Prior to the ninth anniversary of the Contract Date, any amount withdrawn above the Free Withdrawal Amount during a Contract Year will be withdrawn in the following order:
                    1.  from Purchase Payments (FIFO) until exhausted; then
                    2.  from Earnings until exhausted; then
                    3.  from Bonus Credits.

Form CDNYAL3N 6/05                     3.4

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                c.  On or after the ninth anniversary of the Contract Date, any amount withdrawn above the Free Withdrawal Amount during the Contract Year will be withdrawn in the following order:
                    1. from Purchase Payments (FIFO) to which a CDSC no longer applies until exhausted; then
                    2. from Earnings and Persistency Credits, if any, until exhausted; then
                    3. from Bonus Credits paid into this contract at the same time as Purchase Payments to which a CDSC no longer applies until exhausted; then
                    4. from Purchase Payments (FIFO) to which a CDSC still applies until exhausted; then
                    5. from Bonus Credits paid into this Contract at the same time as Purchase Payments to which a CDSC still applies.

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

        The Owner may select a Death Benefit Option(s) to be effective as of the Contract Date. If no Death Benefit Option is selected, the Guarantee of Principal Death Benefit will be the Death Benefit effective as of the Contract Date.

ANNUITY PAYMENT REQUIREMENTS:

        Determination of the First Annuity Payment Date:

                For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date. The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

        Minimum Annuity Payment Amount: $50

        Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: 1.50%

        Assumed Investment Rate for the Variable Annuity Payment: Between 3.0% - 5.0%

        WITH A MORTALITY AND EXPENSE RISK AND ADMINSTRATIVE CHARGE OF 1.40%, THE SMALLEST RATE OF INVESTMENT RETURN REQUIRED TO ENSURE THAT THE DOLLAR AMOUNT OF VARIABLE ANNUITY PAYMENTS DOES NOT DECREASE IS:

        4.40% FOR VARIABLE ANNUITY OPTIONS BASED ON AN ASSUMED RATE OF RETURN OF 3.0% PER YEAR; OR
        5.40% FOR VARABLE ANNUITY OPTIONS BASED ON AN ASSUMED RATE OF RETURN OF 4.0% PER YEAR; OR
        6.40% FOR VARIABLE ANNUITY OPTIONS BASED ON AN ASSUMED RATE OF RETURN OF 5.0% PER YEAR.

                                      3.5